COMMITTED FACILITY AGREEMENT
_______________________________________________________________________________


BNP PARIBAS PRIME BROKERAGE INC. ("BNPP PB Inc.") and the counterparty specified on the signature page ("CUSTOMER"), hereby enter into this Committed Facility Agreement (this "AGREEMENT"), dated as of the date specified on the signature page.

Whereas BNPP PB Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the "U.S. PB agreement") (the U.S. PB Agreement and this Agreement, collectively, the "40 Act Financing
Agreements").

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB Inc. to provide financing to Customer under the 40 Act Financing
Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS -

         (a) Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term "Contract," as defined in the U.S. PB Agreement.

         (b) "Account Agreement" means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

         (c) "Collateral Requirements" means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

         (d) "Debit Financing Facility Limit" means the Maximum Commitment Financing.

         (e) "Default Action" means exercising any rights of set-off, liquidating positions or Contracts, terminating or accelerating any loan or Contract, canceling orders, closing out transactions, deducting charges from an account (other than normal charges for interest, clearing fees and ticket charges), selling any or all of the securities and commodities or other property that may be in possession or control of the BNPP Entities (either individually or jointly with others), buying-in any securities, commodities or other property that Customer's account or accounts may be short, or acting as attorney-in-fact with respect to Customer, any Customer account or any property in a Customer account.

         (f) "Eligible Securities" shall have the meaning ascribed to such term in Appendix A hereto.

         (g) "Initial NAV" means the Net Asset Value of Customer as of the date of execution hereof ("INITIAL NAV Date").

         (h) "Maximum Commitment Financing" means $60,000,000 USD; provided, however, that (i) Customer may reduce the Maximum Commitment Financing up to the same proportionate percentage as any decline in Customer's Net Asset Value from the date hereof (up to a maximum decline of ten percent from the Initial NAV), upon 30 calendar days' prior written notice (for the avoidance of doubt, such reduction shall not correspond to the absolute dollar amount reduction in Net Asset Value, but rather to the corresponding percentage figure).


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         (i)   "Net Asset Value" means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

         (j) "Net Asset Value Floor" means, with respect to Customer, an amount equal to 50% of the Initial NAV (such 50% amount, the "Execution Date NAV Floor"); provided, however, that following the date hereof, the Net Asset Value Floor shall be the greater of (i) the Execution Date NAV Floor or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer's Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

         (k) "Outstanding Debit Financing" means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BNPP PB Inc. will convert each of these balances into USD at prevailing market rates to determine Customer's aggregate net cash balance.

         (l) "PORTFOLIO GROSS MARKET VALUE" means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer's Positions that are Eligible Securities (as defined in Appendix A attached hereto).


2.       SCOPE OF COMMITTED FACILITY -

         Subject to Section 3, BNPP PB Inc. shall make available cash financing under the 40 Act Financing Agreements up to the relevant Debit Financing Facility Limit, and may not take any of the following actions except upon at least 180 calendar days' prior notice (the "Facility Modification Notice"):

         (a)   modify the Collateral Requirements;

         (b)   recall any cash loan under the 40 Act Financing Agreements;

         (c) modify the interest rate spread on cash loans under the 40 Act Financing Agreements or the commitment fee, in each case as set forth in Appendix B attached hereto;

         (d) modify the fees, charges or expenses other than those described in clause (c) above, as set forth in Appendix B attached hereto (the "FEES"), provided that BNPP PB Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB Inc., as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

         (e)   terminate any of the 40 Act Financing Agreements.


3.       CONDITIONS FOR COMMITTED FACILITY -

         The commitment as set forth in Section 2 only applies so long as -

         (a)   Customer satisfies the Collateral Requirements; and

         (b)   no Default or Facility Termination Event has occurred.


4.       ARRANGEMENT AND COMMITMENT FEES -

         (a)   Customer shall pay an arrangement fee as set forth in Appendix B.

         (b)   Customer shall pay a commitment fee as set forth in Appendix B.


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5.       RIGHT OF SUBSTITUTION -

         (a) After BNPP PB Inc. sends a Facility Modification Notice, Customer may not substitute any collateral, provided that BNPP PB Inc. may permit substitutions (the terms of which shall be determined by BNPP PB Inc. in its sole discretion) upon request, which permission shall not be unreasonably withheld.

         (b) Prior to BNPP PB Inc. sending a Facility Modification Notice, Customer may substitute collateral.


6.       COLLATERAL DELIVERY -

         If notice of a Collateral Requirement is sent to Customer orally or via facsimile or electronic mail or such other delivery method as the parties agree (in each case, with delivery deemed when sent): (i) on or before 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.


7.       REPRESENTATIONS AND WARRANTIES  -

         Customer hereby makes all the representations and warranties set forth in Section 4 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements.


8.       FINANCIAL INFORMATION -

         Customer shall provide BNPP PB Inc. with copies of -

         (a) the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

         (b) the most recent quarterly portfolio report of Customer, including net asset value of Customer, as soon as available and in any event within 90 calendar days after the end of each calendar quarter; and

         (c) the estimated net asset value statement of Customer as of any Business Day, upon request thereof by BNPP PB Inc.


9.       TERMINATION -

         (a) Upon the occurrence of a Facility Termination Event (as defined in clause (d) below), this Agreement automatically terminates; provided, however, that if there occurs a Facility Termination Event under Section 9(d)iii, this Agreement shall not automatically terminate, but instead the commitment referred to in Section 2 shall be reduced from 180 calendar days to 30 calendar days, notwithstanding any other provision herein.

         (b) Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

         (c)   Each of the following events constitutes a "Default":

               i. Customer fails to meet the Collateral Requirements within one Business Day after the time periods set forth in
                     Section 6;


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               ii.   Customer fails to deliver the financial information (1)
                     within five Business Days after the time periods set out in Sections 8(a) and (b), and (2) within one Business Day after the time period set out in Section 8(c), provided that such cure periods shall apply only in respect of
                     Section 8;

               iii. the Net Asset Value of Customer declines below the Net Asset Value Floor (unless such decline is also a Facility Termination Event under Section 9(d)iii, in which case such
                     Section 9(d)iii shall apply);

               iv. any representation or warranty made or deemed made by Customer to BNPP PB Inc. under any 40 Act Financing Agreements (including under Section 7 herein) proves false or misleading when made or deemed made;

               v. Customer fails to comply with or perform any agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those covered by Section 9(c)i or ii), provided, however, that other than a failure by Customer to make a payment due to a BNPP Entity or a Default as set forth in Sections 9(c)i, 9(c)ii, or 9(c)iv, such event or occurrence shall not be deemed a Default and Default Action may not be taken unless Customer has failed to remedy such event or occurrence within five Business Days;

               vi. the filing by or against Customer of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver or upon the levy or attachment against any property or accounts of Customer.

         (d) Each of the following events constitutes a "Facility Termination Event":

               i. there occurs any change in BNPP PB Inc.'s interpretation of any Applicable Law or the adoption of or any changes in the same that, in the reasonable opinion of counsel to BNPP PB Inc., has the effect with regard to BNPP PB Inc. of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB Inc.); provided, however, that it shall not be a Facility Termination Event if there occurs a change in, or change in BNPP PB Inc.'s interpretation of, any Applicable Law that results in a cost increase to BNPP PB Inc. (as determined in its sole discretion), rather than a prohibition (as determined in BNPP PB Inc.'s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BNPP PB Inc. in its sole reasonable discretion);

               ii. the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable) by Customer under any contract with (A) a BNPP Entity or affiliate of a BNPP Entity or (B) a third party entity, where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $10,000,000;

               iii. (A) as of the close of business on the last Business Day of any calendar month within the one month period after the Initial NAV Date (the "First Monthly Period"), the Net Asset Value of Customer as of such last Business Day of such calendar month declines by thirty percent (30%) or more from the Initial NAV, provided that following the First Monthly Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by thirty percent (30%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the immediately preceding calendar month,


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                     (B) as of the close of business on the last Business Day of any calendar month within the three month period after the Initial NAV Date (the "First Three Month Period"), the Net Asset Value of Customer as of such last Business Day of any of the three calendar months declines by forty percent
                     (40%) or more from a value that is 115% of the Initial NAV, provided that following the First Three Month Period, it shall be a Facility Termination Event if the Net Asset
                     Value of Customer as of the close of business on the last Business Day of any calendar month declines by forty percent (40%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month three months prior, or (C) as of the close of business on the last Business Day of each calendar month within the twelve month period after the Initial NAV Date (the "First Twelve Month Period"), the Net Asset Value of Customer as of such last Business Day of any of the twelve calendar months has declined by fifty percent (50%) or more from a value that is 120% of the Initial NAV, provided that following the First Twelve Month Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by fifty percent (50%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month twelve months prior (for purposes of (A), (B) and (C) above, any decline in Net Asset Value shall not take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions, dividends or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));

               iv. the investment management agreement between Customer and its investment advisor ("Advisor") is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to BNPP PB Inc. in its sole discretion;

               v. the asset coverage for all borrowings constituting 'senior securities' (as defined for purposes of Section 18 of the Investment Company Act of 1940 ("1940 Act")) of Customer falls below the 300% minimum required by Section 18(f)(1) of the 1940 Act or such other minimum percentage as may be approved by U.S. governmental authorities from time to time under applicable U.S. securities law (provided that, for purposes of this provision, such minimum percentage cannot be lower than 200%); or

               vi. Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed.


10.      NOTICES -

         Notices under this Agreement shall be provided pursuant to Section 11(a) of the Account Agreement.


11.      COMPLIANCE WITH APPLICABLE LAW -

         (a) Notwithstanding any of the foregoing, to the extent required by Applicable Law -

               i. the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

               ii. BNPP PB Inc. may recall any outstanding loan under the 40 Act Financing Agreements;


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               iii.  BNPP PB Inc. may modify the Collateral Requirements; and

               iv.   The BNPP Entities may take Default Action.

         (b) This Agreement will not limit the ability of BNPP PB Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

         (c) The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law.


12.      MISCELLANEOUS -

         (a) In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

         (b) This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

         (c) Section 15(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

         (d) This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

         (e) This Agreement and the other 40 Act Financing Agreements shall not be publicly distributed via syndication (for the avoidance of doubt, nothing in this Subsection shall affect the rephypothecation rights in the 40 Act Financing Agreements).

         (f) The Customer's Declaration of Trust is on file with the Secretary to the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Customer by the Customer's officers as officers and not individually, and the obligations imposed upon the Customer by this Agreement are not binding upon any of the Customer's trustees, officers or shareholders individually, but are binding only upon the assets and property of the Customer.

         (g) Notwithstanding anything in the U.S. PB Agreement to the contrary, all Collateral will be held by the Customer's custodian pursuant to a Special Custody and Pledge Agreement among the Customer, BNPP PB Inc. and PFPC Trust Company.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed
and delivered as of   1/23/2009.
                    --------------


                                   ENERGY INCOME AND GROWTH FUND


                                   By:  /s/ James A. Bowen
                                       --------------------------------------
                                       Name:  James A. Bowen
                                       Title: President



                                   BNP PARIBAS PRIME BROKERAGE INC.